Issuer Free Writing Prospectus
Filed Pursuant to Rule 433 under the Securities Act of 1933
Registration Statement Nos. 333-132370 and 333-132370-01
Relating to Prospectus
Filed Pursuant to Rule 424(b)(2)

OFFERING SUMMARY

(Related to the Prospectus Supplement,

Subject to Completion, Dated March 28, 2006)

CITIGROUP FUNDING INC.

Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

PACERSSM

Premium mAndatory Callable

Equity-linked secuRitieS

Based Upon
Valero Energy Common Stock.

Due , 2008

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-877-858-5407.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

March 28, 2006

[LOGO of Citigroup]

Premium mAndatory Callable Equity-linked secuRitieS (PACERSSM) Based Upon the Common Stock of

Valero Energy Corporation due             , 2008

This offering summary represents a summary of the terms and conditions of the PACERS. We encourage you to read the preliminary prospectus supplement and accompanying prospectus related to this offering.

OVERVIEW OF THE PACERS

Premium mAndatory Callable Equity-linked secuRitieS, or PACERSSM, are callable equity-linked notes that offer participation in a portion of the appreciation of the Underlying Stock on which the PACERS are based while also providing limited protection against a decline in the price of the Underlying Stock. Instead of paying periodic fixed or variable distributions, the return, if any, on the PACERS is only paid upon a mandatory call, which is based on the performance of the Underlying Stock. If called, the PACERS will pay investors a Mandatory Call Premium plus the initial principal amount invested. The PACERS will only be called if the closing price of the Underlying Stock is greater than or equal to a predetermined price on any one of twelve specific Call Dates during the term of the PACERS. If the PACERS are not called, at maturity investors will receive the initial principal amount invested, unless the closing price of the Underlying Stock on any day is less than or equal to a predetermined percentage of its closing price on the Pricing Date. In this case, the Maturity Payment will be paid in shares of the Underlying Stock and the value of the Maturity Payment you receive will be less than the amount of your initial investment in the PACERS and could be zero. If the PACERS are not called, you will not receive the Mandatory Call Premium and your return on an investment in the PACERS will be zero or negative. The PACERS are not principal protected.

The PACERS do not offer current income, which means that you will not receive any periodic interest or other payments on the PACERS prior to a Call Date or the Maturity Date. In addition, you will not receive any dividend payments or other distributions, if any, on the Underlying Stock. The PACERS may be an attractive investment for an investor with a neutral to mildly optimistic investment view on the Underlying Stock. This type of investor may include, but is not limited to:

•	Investors with neutral to moderate growth expectations for the Underlying Stock who also seek limited protection against loss

•	Investors willing to trade potential upside appreciation in the Underlying Stock in return for the potential to receive a fixed per annum return if the PACERS are called

•	Current or prospective holders of the Underlying Stock willing to accept the downside risk in the Underlying Stock subject to limited protection against loss

The PACERS are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the PACERS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. The PACERS will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and the guarantee of any payments due under the PACERS will rank equally with all other unsecured and unsubordinated debt of Citigroup. The return of the principal amount of your investment in the PACERS at maturity is not guaranteed.

HOW THE PACERS BASED UPON VALERO ENERGY CORPORATION WORK

PACERS Based Upon the Common Stock of Valero Energy Corporation are equity-linked securities issued by Citigroup Funding that have a maturity of approximately two years. The PACERS do not pay any periodic interest and are not principal protected. The PACERS are mandatorily callable by Citigroup Funding semi-annually, commencing approximately six months after the Pricing Date and ending approximately two years after the Pricing Date. The PACERS will be mandatorily called if the trading price of Valero Energy common stock at the close of trading on any of the three Call Dates during any semi-annual Call Determination Period is equal to or greater than approximately 90% to 95% (to be determined on the Pricing Date) of the Initial Share Price. The PACERS will be called on such Call Date even if the trading price of Valero Energy common stock is less than or equal to a predetermined percentage (in this case, approximately 60%; to be determined on the Pricing Date) of the the Initial Share Price at any time before such Call Date. If mandatorily called, you will receive an amount in cash per PACERS equal to the sum of $10 plus the applicable Mandatory Call Premium.

If not mandatorily called prior to maturity, you will receive either (1) a fixed number of shares of the Underlying Stock or (2) $10 per PACERS, in cash. Whether you receive Valero Energy common stock or your initial investment depends on whether the closing price of Valero Energy common stock has declined by approximately 40% (to be determined on the Pricing Date) or more from its closing price on the Pricing Date. If the trading price of Valero Energy common stock at the close of trading on any trading day after the Pricing Date up to and including the Valuation Date declines by approximately 40% (to be determined on the Pricing Date) or more from the Initial Share Price, at maturity you will receive a fixed number of shares of Valero Energy common stock equal to the Exchange Ratio. The Exchange Ratio will equal $10 divided by the Initial Share Price. Thus, if the PACERS are not mandatorily called prior to maturity and the trading price of Valero Energy common stock at the close of trading on any trading day after the Pricing Date up to and including the Valuation Date declines from the Initial Share Price by approximately 40% (to be determined on the Pricing Date) or more, the value of Valero Energy common stock you receive at maturity for each PACERS will be less than the amount of your initial investment, and could be zero, in which case your investment in the PACERS will result in a loss. If, however, the PACERS are not mandatorily called prior to maturity and the trading price of Valero Energy common stock at the close of trading on any trading day after the Pricing Date up to and including the Valuation Date does not decline from the Initial Share Price by at least approximately 40% (to be determined on the Pricing Date) you will receive $10 for each PACERS you hold at maturity.

Capitalized terms used in the summaries above are defined in the “Preliminary Terms” section on the following page.

PRELIMINARY TERMS

Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the PACERS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.
Rating of the Issuer’s Obligations:	Aa1/AA- (Moody’s/S&P) based upon the Citigroup guarantee; however, because the PACERS are not principal protected, you may receive a payment at maturity with a value less than the amount you initially invest.
Principal Protection:	None
Security:	Premium mAndatory Callable Equity-linked secuRitieS (PACERSSM) Based Upon the Common Stock of Valero Energy Corporation
Pricing Date:	, 2006
Issue Date:	Three business days after the Pricing Date
Valuation Date:	Approximately two years from the Pricing Date
Maturity Date:	Approximately two years from the Issue Date
Underlying Stock:	Valero Energy Corporation (NYSE Symbol: “VLO”)
Issue Price:	$10.00 per PACERS
Coupon:	None
Initial Share Price:	The closing price of the Underlying Stock on the Pricing Date
Mandatory Call Feature:	Mandatorily callable semi-annually in whole, but not in part, on any Call Date if the trading price of the Underlying Stock at the close of trading on any Call Date is equal to or greater than approximately 90% to 95% (to be determined on the Pricing Date) of the Initial Share Price. If we call the PACERS during any Call Determination Period, the related call payment date will be at least three business days after the relevant Call Date or, in the case of the Call Determination Period beginning on April , 2008, at maturity.
Call Dates:	Any trading day during any Call Determination Period
Call Determination Period:	Each of the three-trading-day periods, starting on and including October , 2006; April , 2007; October , 2007; or April , 2008
Mandatory Call Premium:

(1) 6.25% to 6.75% (to be determined on the Pricing Date), if called in October 2006

(2) 12.50% to 13.50% (to be determined on the Pricing Date), if called in April 2007

(3) 18.75% to 20.25% (to be determined on the Pricing Date), if called in October 2007

(4) 25.00% to 27.00% (to be determined on the Pricing Date), if called in April 2008

Call Price:	(1) $ per PACERS, if called in October 2006 (2) $ per PACERS, if called in April 2007 (3) $ per PACERS, if called in October 2007 (4) $ per PACERS, if called in April 2008
Maturity Payment:

If not called before the Maturity Date, for each $10 PACERS:

(1) a  number of shares of the Underlying Stock equal to the Exchange Ratio, if the trading price of the Underlying Stock at the close of trading on any trading day after the Pricing Date up to and including the Valuation Date declines by approximately 40% (to be determined on the Pricing Date) or more from the Initial Share Price, or

(2) $10 in cash

Exchange Ratio:	shares of the Underlying Stock per PACERS equal to $10 divided by the Initial Share Price
Listing:	Application will be made to list the PACERS on the American Stock Exchange under the symbol “PCV.”
Underwriting Discount:	2.25%
Calculation Agent:	Citigroup Global Markets Inc.
Fees and Conflicts:	Citigroup Global Markets and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the PACERS. Further, Citigroup Funding expects to hedge its obligations under the PACERS through the trading of the Underlying Stock or other instruments, such as options, swaps or futures, based upon the Underlying Stock by one or more of its affiliates. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Global Markets’ role as the Calculation Agent for the PACERS may result in a conflict of interest.

BENEFITS OF THE PACERS

•   Potential Return Through Mandatory Call Feature. Citigroup Funding must call the PACERS and pay you an amount in cash equal to $10 plus the applicable Mandatory Call Premium of approximately 12.50% to 13.50% per annum (or approximately 6.25% to 6.75% for every six-month period the PACERS have been outstanding) on a simple interest basis (to be determined on the Pricing Date) if, at the close of trading on any Call Date, the trading price of the Underlying Stock is equal to or greater than approximately 90% to 95% (to be determined on the Pricing Date) of the Initial Share Price. In this case, your return on the PACERS will be greater than your initial investment although you should not expect to receive a return of more than approximately 12.50% to 13.50% per annum on a simple interest basis (to be determined on the Pricing Date).

•   Protection Against Loss in Limited Circumstances. If Citigroup Funding does not call the PACERS, at maturity, you will receive your original investment in the PACERS even if the trading price of the Underlying Stock has declined from the Initial Share Price, as long as the trading price at the close of trading on any trading day after the Pricing Date up to and including the Valuation Date does not decline from the Initial Share Price by the predetermined percentage or more. In this case, you will not suffer the same loss that a direct investment in the Underlying Stock would produce. However, if the trading price of the Underlying Stock does decline by the predetermined percentage or more, the value of your Maturity Payment will be directly linked to the change in price of the Underlying Stock and will result in a loss.

KEY RISK FACTORS FOR THE PACERS

An investment in the PACERS involves significant risks. While some of the risk considerations are summarized below, please review the “Risk Factors Relating to the PACERS” section of the preliminary prospectus supplement related to this particular offering for a full description of risks.

•	Potential for Loss. If, at the close of trading on any trading day after the Pricing Date up to and including the Valuation Date, the trading price of the Underlying Stock declines from the Initial Share Price by the predetermined percentage or more and the PACERS are not called, you will receive a maturity payment with a value that is less than the amount of your initial investment in the PACERS and could be zero.

•	Volatility of Valero Energy Common Stock. Historically, the price of Valero Energy common stock has been volatile. From January 1, 2001 to March 23, 2006, the closing price of Valero Energy common stock has been as low as $5.865 per share and as high as $63.200 per share. Furthermore, the price of Valero Energy common stock has appreciated significantly during the last twelve months. As a result, on more than one occasion from March 1, 2005 to March 1, 2006, the closing price of Valero Energy common stock has been less than 60% of its closing price of $54.94 on March 1, 2006. If we do not call the PACERS, whether you receive a maturity payment in cash equal to the amount of your initial investment in the PACERS or a number of shares of Valero Energy common stock with a value less than your initial investment depends upon the trading price of Valero Energy common stock at the close of trading on any trading day during the term of the PACERS. The volatility of the price of Valero Energy common stock may result in your maturity payment being a number of shares of Valero Energy common stock with a value less than your initial investment in the PACERS which will result in a loss.

•	Appreciation May Be Limited. If the PACERS are mandatorily called, you will receive an amount in cash equal to $10 plus the applicable Mandatory Call Premium. The opportunity to participate in possible increases in the price of the Underlying Stock is limited if the PACERS are mandatorily called because the return you receive will be limited to the applicable Mandatory Call Premium. Your return on the PACERS may be less than your return on a similar security that allowed you to participate more fully in the appreciation of the Underlying Stock.

•	No Periodic Payments. You will not receive any periodic payments of interest or any other payments on the PACERS until maturity, unless we call the PACERS. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on Valero Energy common stock.

•	Potential for a Lower Comparative Yield. You will not receive any periodic payments of interest or any other periodic payments on the PACERS. As a result, if the PACERS are not mandatorily called, the effective yield on the PACERS will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

•	Relationship to the Underlying Stock. You will have no rights against the issuer of the Underlying Stock even though the market value of the PACERS and any payment on the PACERS (whether at maturity or upon mandatory call) will depend on the price of the Underlying Stock. The issuer of the Underlying Stock is not involved in the offering of the PACERS and has no obligations relating to the PACERS. In addition, you will have no voting rights and will not receive any dividend payments or other distributions, if any, with respect to the Underlying Stock unless and until shares of the Underlying Stock are distributed at maturity, if applicable.

•	Secondary Market. Citigroup Funding will apply to list the PACERS on the American Stock Exchange, but the secondary market may not be liquid and may not continue for the term of the PACERS. Although Citigroup Global Markets intends to make a market in the PACERS, it is not obligated to do so.

•	Resale Value of the PACERS. Due to, among other things, changes in the price of and dividend yield on the Underlying Stock, interest rates, the earnings performance of the issuer of the Underlying Stock, other economic conditions and Citigroup Funding and Citigroup’s perceived creditworthiness, the PACERS may trade at prices below their initial price of $10 per PACERS. You could receive substantially less than the amount of your initial investment if you sell your PACERS prior to maturity.

•	Citigroup Credit Risk. The PACERS are subject to the credit risk of Citigroup, Citigroup Funding’s parent company and the guarantor of any payments, due on the PACERS.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

No statutory, judicial or administrative authority directly addresses the characterization of the PACERS or instruments similar to the PACERS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the PACERS are not certain. Accordingly, a prospective investor (including a tax-exempt investor) in the PACERS should consult his or her tax advisor in determining the tax consequences of an investment in the PACERS.

The following summarizes certain federal income tax considerations for U.S. investors that are the initial holders of the PACERS as capital assets. Investors should be referred to the Prospectus Supplement for additional information relating to U.S. federal income tax and to their tax advisors to determine tax consequences particular to their situation.

In purchasing a PACERS, you agree with Citigroup Funding Inc. that you and Citigroup Funding Inc. intend to treat a PACERS for U.S. federal income tax purposes as a derivative financial instrument providing for the future purchase of, or payment based on the value of the common stock of Valero Energy Corporation. Under such treatment, if Citigroup Funding delivers Valero Energy common stock at maturity, a U.S. holder in general will recognize no gain or loss on the purchase of the Valero Energy common stock by application of the monies received by Citigroup Funding in respect of the PACERS. Upon the mandatory redemption of the PACERS for cash prior to or at maturity, or the sale or other taxable disposition of a PACERS by a U.S. Holder, the U.S. Holder generally will recognize capital gain or loss equal to the difference, if any, between the amount realized as a result of such mandatory redemption, sale or other taxable disposition and the U.S. Holder’s tax basis in the PACERS. Any such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the PACERS for more than one year at the time of disposition. Due to the absence of authority as to the proper characterization of the PACERS, no assurance can be given that the Internal Revenue Service will accept, or that a court will uphold, the characterization and tax treatment described above, and alternative treatments of the PACERS could result in less favorable U.S. federal income tax consequences to you, including a requirement to accrue income on a current basis.

In the case of a holder of the PACERS that is not a U.S. person, any capital gain realized upon the sale or other disposition of the PACERS should not be subject to U.S. withholding tax if:

(i)	The holder complies with the applicable certification requirement (including in general the furnishing of an IRS Form W-8 or substitute form)

(ii)	Such gain is not effectively connected with a U.S. trade or business of such holder, and

(iii)	in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

You should refer to the preliminary prospectus supplement related to this offering for additional information relating to U.S. federal income tax and should consult your own tax advisors to determine tax consequences particular to your situation.

HYPOTHETICAL EXAMPLES

The examples of hypothetical Call Prices and Maturity Payments set forth below are intended to illustrate the effect of different closing prices of the Underlying Stock on the amount payable on the PACERS upon a mandatory call or at maturity. All of the hypothetical examples are based on the following assumptions:

•	PACERS Issue Price: $10.00
•	Pricing Date: April 24, 2006
•	Issue Date: April 27, 2006
•	Valuation Date: April 24, 2008
•	Maturity Date: April 29, 2008
•	Initial Share Price: $57.87
•	Share Price at which a Mandatory Call occurs: $53.53 (92.50% of the Initial Share Price)
•	Mandatory Call Premium:
(1)	6.50%, if called on any Call Date in October 2006
(2)	13.00%, if called on any Call Date in April 2007
(3)	19.50%, if called on any Call Date in October 2007
(4)	26.00%, if called on any Call Date in April 2008
•	Exchange Ratio: 0.17280 Valero Energy common stock per PACERS
•	Annualized dividend yield of Valero Energy Corporation: 0.41%
•	If the PACERS have not been previously called, at maturity, whether you receive Valero Energy common stock or your initial investment ($10.00 per PACERS) depends on whether the closing price of Valero Energy common stock has declined by 40% or more (to $34.72 or less, the “Downside Trigger Price”) from the Initial Share Price on any trading day after the Pricing Date up to and including the Valuation Date.

PACERS	are Mandatorily Called on any of the Call Dates

The PACERS have not been previously called and the closing price of Valero Energy common stock on the relevant Call Date is equal to or greater than $53.53, the share price at which a Mandatory Call occurs. The PACERS are consequently called at the applicable Call Price of $10.00 plus the applicable Mandatory Call Premium per PACERS.

a. If called on any Call Date in October 2006, the Call Price will equal $10.000 plus a Mandatory Call Premium of $0.650. Call Price = $10.000 + $0.650 = $10.650 per PACERS

b. If called on any Call Date in April 2007, the Call Price will equal $10.000 plus a Mandatory Call Premium of $1.300. Call Price = $10.000 + $1.300 = $11.300 per PACERS

c. If called on any Call Date in October 2007, the Call Price will equal $10.000 plus a Mandatory Call Premium of $1.950. Call Price = $10.000 + $1.950 = $11.950 per PACERS

d. If called on any Call Date in April 2008, the Call Price will equal $10.000 plus a Mandatory Call Premium of $2.600. Call Price = $10.000 + $2.600 = $12.600 per PACERS

e.      Even if the the Downside Trigger Price has been breached, the PACERS will be called on any Call Date if the closing price of Valero Energy common stock on such date is equal to or greater than $53.53, the level at which a Mandatory Call would occur. If called on any Call Date in April 2008, the Call Price will equal $10.000 plus a Mandatory Call Premium of $2.600.

Call Price = $10.000 + $2.600 = $12.600 per PACERS

PACERS are not Mandatorily Called on any of the Call Dates and Downside Trigger Price is Not Breached

The PACERS are not called on any of the Call Dates, and the closing price of Valero Energy common stock is not less than or equal to 60.00% of the Initial Share Price, or $34.72, on any trading day from the Pricing Date up to and including the Valuation Date.

Since the lowest closing price of Valero Energy common stock is not less than or equal to $34.72, the Maturity Payment will be $10 per PACERS. Maturity Payment = $10.000 per PACERS

PACERS are not Mandatorily Called on any of the Call Dates and Downside Trigger Price is Breached

The PACERS are not called on any of the Call Dates, and the closing price of Valero Energy common stock is less than 60.00% of the Initial Share Price, or $34.72, on any trading day from the Pricing Date up and including the Valuation Date. The Maturity Payment per PACERS will be a number of shares of Valero Energy common stock equal to the Exchange Ratio, or 0.17280 shares.

Even if the closing price of Valero Energy common stock is greater than $53.53, or the level at which a Mandatory Call would occur, at one or more times on or prior to the Valuation Date, the closing price of Valero Energy common stock is below $53.53 on all of the Call Dates. Consequently, the PACERS will not be called on any Call Date.

If the closing price of Valero Energy common stock on the Maturity Date is $30.09 then the market value of the Maturity Payment, based on such closing price will equal $5.20.

Maturity Payment = 0.17280 shares * $30.09 = $5.20.

Summary	Chart of Hypothetical Examples

PACERS are Mandatorily Called

Date on which the PACERS are called	Any Call Date in Oct 2006	Any Call Date in Apr 2007	Any Call Date in Oct 2007	Any Call Date in Apr 2008	Any Call Date in Apr 2008
Hypothetical Initial Share Price	$ 57.87	$ 57.87	$ 57.87	$ 57.87	$ 57.87

Hypothetical lowest closing price on or prior to the Valuation Date	$ 52.08	$ 41.67	$ 43.40	$ 41.09	$ 31.83

Is the Hypothetical lowest closing price less than or equal to 60.00% of the Initial Share Price, or $34.72	No	No	No	No	Yes

Hypothetical minimum share price at which a Mandatory Call would occur	$ 53.53	$ 53.53	$ 53.53	$ 53.53	$ 53.53

Hypothetical closing price of the Underlying Stock on the Call Dates	$ 54.98	$ 59.03	$ 68.80	$ 78.12	$ 60.76

Call Price per PACERS	$10.650	$11.300	$11.950	$12.600	$12.600

Return on the Underlying Stock (excluding any cash dividend payments)	-5.000%	2.000%	18.885%	35.000%	5.000%

Return on the PACERS	6.500%	13.000%	19.500%	26.000%	26.000%

Return on the Underlying Stock (including all cash dividend payments)	-4.795%	2.410%	19.500%	35.820%	5.820%

PACERS are not Mandatorily Called
	Downside Trigger Price Not Breached	Downside Trigger Price Breached

Hypothetical Initial Share Price	$ 57.87	$ 57.87

Hypothetical lowest closing price on or prior to the Valuation Date	$ 43.40	$ 28.94

Is the hypothetical lowest closing price less than or equal to 60.00% of the Initial Share Price, or $34.72?	No	Yes

Will 0.17280 (the Hypothetical Exchange Ratio) shares of Valero Energy common stock be delivered at Maturity?	No	Yes

Hypothetical closing price of Valero Energy common stock at Maturity	$ 43.40	$ 30.09

Maturity Payment (cash or value of Valero Energy common stock per PACERS)	$10.000	$ 5.200

Return on the Underlying Stock (excluding any cash dividend payments)	-25.000%	-48.000%

Return on the PACERS	0.000%	-48.000%

Return on the Underlying Stock (including all cash dividend payments)	-24.180%	-47.180%

VALERO ENERGY CORPORATION

According to publicly available documents, Valero Energy Corporation owns and operates refineries in the United States, Canada and Aruba that produce refined products such as reformulated gasoline, gasoline meeting the specifications of the California Air Resources Board (CARB), CARB diesel fuel, low-sulfur diesel fuel and oxygenates (liquid hydrocarbon compounds containing oxygen). Valero Energy Corporation also produces conventional gasolines, distillates, jet fuel, asphalt, petrochemicals, lubricants and other refined products. Valero Energy Corporation is currently subject to the informational requirements of the Securities Exchange Act. Accordingly, Valero Energy Corporation files reports (including its Annual Report on Form 10-K for the fiscal year ended December 31, 2005), proxy statements and other information with the SEC. Valero Energy Corporation’s registration statements, reports and other information are available to the public from the SEC’s website at http://www.sec.gov or may be inspected and copied at the SEC’s Public Reference Room at the location listed in the section “Prospectus Summary—Where You Can Find More Information” in the accompanying prospectus.

Neither Citigroup Funding nor Citigroup has participated in the preparation of Valero Energy Corporation’s publicly available documents and neither has made any due diligence investigation or inquiry of Valero Energy Corporation in connection with the offering of the PACERS. No representation is made that the publicly available information about Valero Energy Corporation is accurate or complete.

The common stock of Valero Energy Corporation is listed on the New York Stock Exchange under the symbol “VLO.” According to Valero Energy’s Annual Report on Form 10-K for the year ended December 31, 2005, as of January 31, 2006, there were 621,838,191 shares of common stock outstanding. Historical high and low sale prices for Valero Energy common stock and the dividends paid on such stock for each quarter since the first quarter of 2001 are included in the preliminary prospectus supplement related to this offering under “Historical Data on the Common Stock of Valero Energy Corporation.” The following graph sets forth the daily closing price of Valero Energy common stock, as reported on the New York Stock Exchange, from January 1, 2001 to March 9, 2006. The data reflected in the graph below was obtained from Bloomberg L.P. Past performance of Valero Energy common stock is not necessarily indicative of future closing prices.

The closing price of the common stock on March 27, 2006 was $59.42.

The PACERS represent obligations of Citigroup Funding only. Valero Energy Corporation is not involved in any way in this offering and has no obligations relating to the PACERS or to holders of the PACERS.

ERISA AND IRA PURCHASE CONSIDERATIONS

Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), entities the assets of which are deemed to constitute assets of such plans, and government or other plans subject to laws substantially similar to ERISA are NOT permitted to purchase the PACERS.

Individual retirement accounts, individual retirement annuities and Keogh plans will be permitted to purchase or hold the PACERS as long as (1) no Citigroup Global Markets affiliate or employee manages the account or provides advice to the account that serves as a primary basis for the account’s decision to purchase or hold the PACERS, (2) if the account is owned by a Citigroup Global Markets employee, the employee does not receive any compensation as an employee (such as, for example, an addition to bonus) based on the purchase of PACERS by his/her account, and (3) any SEP, Simple, or Keogh plans that purchase PACERS cover only owners and not employees.

ADDITIONAL CONSIDERATIONS

The maturity payment on the PACERS is subject to adjustment for a number of events that modify Valero Energy Corporation’s capital or corporate structures. You should refer to the section “Description of the PACERS—Dilution Adjustments” in the preliminary prospectus supplement related to this offering for more information. However, the Maturity Payment will not be adjusted for all events that may adversely affect the price of Valero Energy common stock, and these other events may have the effect of reducing the Maturity Payment.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers.

Client accounts over which Citigroup or its affiliates have investment discretion are NOT permitted to purchase the PACERS, either directly or indirectly.

PACERSSM is a registered service mark of Citigroup Global Markets Inc.

© 2006 Citigroup Global Markets Inc. Member SIPC. CITIGROUP and the Umbrella Device are trademarks and service marks of Citigroup Inc. and its affiliates and are used and registered throughout the world.